Exhibit 99.1

FOR IMMEDIATE RELEASE

July 17, 2014

Greer Bancshares Incorporated Reports Second Quarter Profit

Marking its Eleventh Straight Profitable Quarter

Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported second quarter net income of $434,000 or $0.17 per diluted common share, as compared to second quarter 2013 net income of $7,761,000 or $3.12 per diluted common share. The prior year second quarter results were atypical in that they were aided significantly by a credit to the loan loss provision for $1,700,000, as well as a non-cash reversal of the deferred tax asset valuation allowance of $5,544,000.  As previously reported, the bank repurchased $1.98 million of TARP preferred stock during the second quarter.

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Total deposits increased to $262 million, up from $253 million at December 31, 2013.

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Total loans outstanding increased to $189 million, up from $187 million at December 31, 2013.

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The bank’s non-accrual loans were 0.86% of gross loans outstanding, down from 1.36% at December 31, 2013.

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Past-due loans were 0.72% of gross loans outstanding, down from 0.87% at December 31, 2013.

George Burdette, President and CEO commented, “We are pleased with our financial performance, the positive momentum and the strong prospects for the Greer area community.  We remain committed to serving local customers well through quick responses, local decisions and outstanding relationship service.”

About Greer State Bank

Now in its twenty-sixth year of operations, Greer State Bank serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community.  Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS. More information on Greer State Bank can be found on the company website at http://www.GreerStateBank.com.

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This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management.  The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements.  Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties. For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made.  The Company undertakes no obligation to update any forward-looking statements made in this report.

Greer Bancshares Incorporated

For Additional Information

1111 West Poinsett Street

Contact: George Burdette

Greer, SC  29650

Phone:  (864) 848-5127